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                                                                   EXHIBIT 10.27
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December 22, 2000

Mr. Jeffrey Halpern
2806 Union Street, #7
San Francisco, CA 94123

Dear Jeff:

This letter is to confirm and to set forth the details of the severance arrangement you will have with Wattage Monitor should you decide to join us. As we have discussed the following shall represent your agreement with the company regarding severance. In all instances other than those provided for in this agreement, you shall be an employee at will, as is the case with the Company's other employees.

Following your acceptance of employment by Wattage Monitor and subsequent to your actual start date:

A. If the Company terminates you for any reason (other than a termination for cause, described in B, below), or there occurs a change in control, (as described in C. below), after the Company has or has ever attained, a consolidated book net worth (total stockholders' equity as reflected by any month end, internal financial statement) of $25 million or greater, the Company shall pay you a severance benefit by continuing to compensate you at a rate equal to your then base salary which shall continue to be paid at the same periodic intervals and amounts as would have been paid except for such termination, for the lesser of six months or until the date upon which you become employed by another employer. In addition, you and your eligible dependents will continue to receive the Company's health care coverage and life insurance (on the same terms as you had while an employee) during the severance period.

B. Notwithstanding anything herein contained, if, after you are employed but prior to end of your employment with the Company, you are terminated "for cause" (as defined below), then the Company shall have the right to give notice of termination of your services as of the date specified in such notice. In such event no severance benefits shall be payable. Termination "for cause" shall mean that you shall (i) be convicted of a felony, (ii) commit an act or omit to take any action in bad faith and to the detriment of the Company, or,
(iii) commit an act of fraud against the Company.

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C.  For purposes of the determination of your qualification for severance benefits set forth in A. above, those benefits shall also be payable if you choose to terminate your employment with the Company at any time during the first ninety days following a change in control. For purposes of this provision, a change in control shall mean:

     (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction, the principal purpose of which, is to change the State of the Company's Incorporation;

     (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in a liquidation or dissolution of the Company;

     (iii) a reverse merger in which the Company is the surviving entity but in which more than fifty percent (50%) of the Company's voting equity securities are transferred to holders different from those who held such interests immediately prior to such merger;

     (iv) the acquisition of more than fifty percent (50%) of the Company's equity securities pursuant to a tender or exchange offer made by a person or related group of persons; or

     (v) a relocation of your principal place of business to any location greater than 50 miles from the City and County of San Francisco, California.

In order to qualify for the separation benefits noted above, you will be required to:

     First, continue to abide by the post termination provisions of the Company's Confidentiality and Restrictive Covenant Agreement (this agreement is a condition of employment and it governs matters related to the ownership and maintenance of confidential and proprietary information); and,

     Second, execute a standard separation release which shall have the effect of releasing the company from additional claims related to you termination beyond those set forth under the terms of this Separation Agreement.

Please acknowledge your acceptance of the provisions hereof by executing and returning a copy of it to us at 1100 Kietzke Lane, Reno, Nevada 89502.

Very truly yours,                         Accepted and Agreed to:

 /s/ Gerald R. Alderson                   /s/ Jeffrey Halpern
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Gerald R. Alderson, President            Jeffrey Halpern